EXHIBIT 10.1

GTx, INC.

175 TOYOTA PLAZA, 7TH FLOOR

MEMPHIS, TN 38103

October 1, 2013

[NAME]

[ADDRESS]

[ADDRESS]

Re:                             Retention Benefits

Dear [Name]:

The Compensation Committee of the Board of Directors (the “Board”) of GTx, Inc. (the “Company”) recently approved a retention bonus program under which certain employees of the Company will be eligible to receive (i) certain equity acceleration benefits, and (ii) certain health insurance continuation benefits, in each case, subject to the terms and conditions set forth in this letter agreement (this “Agreement”).  We are pleased to inform you that you have been designated as an employee eligible to participate in the following retention benefits.

Equity Acceleration Benefits.  If you continue to be an active employee of the Company from the date hereof through the earlier to occur of (i) the end of the business day on May 31, 2014, and (ii) an involuntary termination of employment by the Company, which excludes (A) a termination of your employment by the Company for Cause (as defined below), and (B) your voluntary resignation (the “Determination Date”) then (x) all outstanding unvested stock options (the “Options”) granted to you under the Company’s 2013 Equity Incentive Plan, 2004 Equity Incentive Plan, 2002 Stock Option Plan, the 2001 Stock Option Plan, the 2000 Stock Option Plan and/or the 1999 Stock Option Plan, each as may be amended from time to time (collectively, the “Equity Plans”) as evidenced by the applicable stock option grant notices and agreements (the “Award Documents”) will, notwithstanding anything to the contrary in the applicable Equity Plans and Award Documents, be credited with that number of months of service required for purposes of vesting in such Options such that on the Determination Date, the number of Options that would have vested if you were employed on January 1, 2015 will immediately vest and become exercisable, and (y) notwithstanding anything to the contrary in the applicable Equity Plans and Award Documents, to the extent your service with the Company or any of its subsidiaries terminates on or after the Determination Date for any reason other than for Cause (as defined below), your Retirement (as defined in the 2013 Equity Incentive Plan), your Disability (as defined in the 2013 Equity Incentive Plan) or your death, the Options will remain outstanding and exercisable until the earlier of (1) the original expiration of the term of the Options and (2) the date which occurs six (6) months following the date on which your service with the Company and its subsidiaries terminates.

COBRA Benefits. Subject to your continued active employment with the Company from the date hereof through the end of the business day on May 31, 2014, if your employment is terminated (i) by the Company other than for Cause (as defined below) or (ii) by you for any reason, in either case, on or after June 1, 2014, then if you timely elect to continue your medical, dental and/or vision insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any analogous provisions of applicable state law, the Company shall pay directly, or reimburse you for, the cost of COBRA group health insurance premiums (the “COBRA Premiums”) for you and your eligible dependents (if any).  Such payment or reimbursement shall be made in respect of the period commencing on the date of your termination of employment with the Company and ending on the earlier to occur of the following (the “COBRA Payment Period”): (x) December 31, 2014, (y) the date on which you become eligible for coverage under the group health insurance plans of a subsequent employer and (z) the date on which you are no longer eligible for COBRA coverage.  Similarly, if you are terminated by the Company prior to June 1, 2014 for any reason other than for Cause (as defined below), you will receive the COBRA Premiums described in this section for the COBRA Payment Period; provided, however, that if you voluntarily resign prior to June 1, 2014, you will not be entitled to, and the Company will have no obligation to provide you with, the COBRA Premiums.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its payment or reimbursement of your COBRA Premiums would result in a violation of applicable law (including, without limitation, Section 105(h)(2) of the Code and Section 2716 of the Public Health Service Act), then in lieu of paying such COBRA Premiums, the Company will pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA Premium for that month (the “Special Payment”), subject to applicable tax withholding; provided, however, that any such Special Payment will be made without regard to your payment of COBRA Premiums and for purposes of any such Special Payment, the COBRA Payment Period will be determined without regard to the expiration of your eligibility for continued coverage under COBRA.  Notwithstanding anything to the contrary in this Agreement, the Company’s obligation to pay or reimburse the COBRA Premiums shall cease on the date that the Company’ Board of Directors determines, in its sole discretion, that the Company is no longer able to pay the costs associated with the COBRA Premiums and remain a viable business enterprise.

For purposes of the preceding paragraphs, a termination for Cause shall mean a termination of your employment by the Company or any of its subsidiaries for any of the following reasons:  (i) your failure to substantially perform your duties and responsibilities to the Company or any of its subsidiaries; (ii) any material breach or violation by you of a Company policy; (iii) any act or omission by you which results in significant harm to the Company or any of its subsidiaries, including, without limitation, any act or omission by you which interferes with or disrupts the ability of any other employee or employees of the Company or any of its subsidiaries to substantially perform his, her or their duties and responsibilities to the Company or any of its subsidiaries; (iv) any violation or breach by you of any obligations under any agreement, covenant or restrictive covenant between you and the Company or any of its subsidiaries, including, without limitation, the unauthorized use or disclosure by you of any proprietary information or trade secrets; or (v) your commission of an act of fraud, embezzlement, dishonesty, misappropriation or breach of fiduciary duty against any of the Company or any of its subsidiaries, or any felony involving the business, assets or customers or clients of the Company or any of its subsidiaries, or your conviction or plea of guilty or nolo contendere to any other felony.  Any determination of whether your employment has terminated for Cause shall be made by the Board, in its sole discretion, and such determination shall be final, binding and conclusive.

The Company is entitled to withhold any federal, state or local taxes or charges that may be required to be withheld with respect to any payments made hereunder.  The Company’s obligations under this Agreement shall be unfunded.  You shall not have a right to, or any interest in, any assets of the Company or its subsidiaries which may be applied by the Company to the payment of any benefits hereunder.

This Agreement may be amended, modified or terminated only by a written instrument executed by you and the Company.  This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of Tennessee to be applied.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

On behalf of the Company, I would like to thank you for your continued hard work and efforts.  If you agree to the above terms, please sign and date this Agreement and return a copy to [                              ] at [                          ], no later than October [    ], 2013.

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Very truly yours,

GTx, INC.

By:

Name:

Title:

ACKNOWLEDGED AND AGREED:

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